INCORPORATED UNDER THE LAWS OF DELAWARE

NUMBER

SHARES

Propanc
Biopharma, Inc.

Fully Paid Non-Assessable $0.001 Par Value **COMMON STOCK**

CUSIP NO. 74346N 701

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of PROPANC BIOPHARMA, INC. Capital Stock transferable on the books of the Corporation by the holder in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signature of its duly authorized officers.

Dated:

COUNTERSIGNED AND REGISTERED
SECURITIES TRANSFER CORPORATION
PO BOX 701629, DALLAS TX 75370

By:________________________
TRANSFER AGENT-AUTHORIZED SIGNATURE

SPECIMEN

PRESIDENT

PROPANC BIOPHARMA, INC.
SEAL
DELAWARE

SECRETARY